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                                                                    Exhibit 3(5)


                                  XENOTECH INC

                                     - and -

                           XENOTECH AUSTRALIA PTY LTD

                                     - and -

                            XENOTECH RESEARCH PTY LTD


                                     - and -


                              ANGUS DUNCAN RICHARDS




                -------------------------------------------------

                          DEED OF COMPROMISE & RELEASE

                -------------------------------------------------











                               Solomon Brothers
                               Solicitors
                               Level 40
                               Exchange Plaza
                               2 The Esplanade
                               PERTH  WA  6000

                               Tel:     221 5888
                               Fax:     221 5955
                               Ref:     PFF


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THIS DEED is made the    day of 1995
---------

BETWEEN

XENOTECH INC of c/- Ogilvie & Co, 1600, 407 - Second Street, S.W., Calgary, Alberta ("XI") - and XENOTECH AUSTRALIA PTY LTD ACN 060 154 949 of Suite 2, 41 Walters Drive, Osborne Park, Western Australia ("XA")

- and -

XENOTECH RESEARCH PTY LTD ACN 060 154 912 of Suite 1, 41 Walters Drive, Osborne Park, Western Australia ("XR") - and ANGUS DUNCAN RICHARDS of Unit 2,
5 Richardson Street, South Perth ("AR")

WHEREAS

A. XI is a corporation incorporated in Canada and listed on the Alberta Stock Exchange ("ASE").

B. XA is a corporation incorporated in Western Australia having ACN number 060 154 949.

C. XR is a corporation incorporated in Western Australia having ACN number 060 154 912.

D. AR is a director of XI and the trustee of the R & D Services Trust and the Richards Family Trust. AR executes this deed in his own right and in his capacity as trustee of those trusts.

E.       XA and XR are both wholly owned subsidiaries of XI.

F. XI, XA and XR (together "Xenotech") have raised certain claims as against AR which claims are detailed in the Federal Court Application WAG 30 of 1993 and documents filed in those proceedings ("the Action").


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G.       In order to avoid the expense and inconvenience of further litigation
         Xenotech and AR have agreed to a settlement of the Action and all matters in dispute between them related to the Action on the terms set out in this agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES AS FOLLOWS:

1. In this deed the following expressions have the following meanings:

         "Business Plan" means the Barrington Enterprises business plan produced by XA.

         "Consultancy Agreement" means the deed so named and executed by Xenotech and AR contemporaneously with this deed a copy of which is attached as schedule 1.

         "Feasibility Report" means the Feasibility Study Report for XA by Systems Intellect in July 1994.

         "fully document" means disclose in detail by writing, video tape or computer disc as appropriate, all information held or available.

         "Listing Application" means the application by XI to the ASE a copy of an excerpt from which is attached as schedule 2.

         "Licence Agreement" means the licence agreement dated 24 June 1993 between XR, XA and AR.

         "Intellectual Property" means copyright, know-how, confidential information, concepts, expertise, proposals for commercialisation, patents, patent applications, patentable concepts, designs and trademarks.

         "Intellectual Property Rights" means all legal and equitable rights, benefits or entitlements with respect to the Intellectual Property.

         "Reed Loan Debt" has the meaning given by clause 6.7.

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         "Samsung Licence Agreement" means the licence agreement dated 5 October
         1994 between Samsung Electronics Co Ltd and XA.

         "the Technologies" means the autostereoscopic three dimensional television display system under development by XR and any improvements or alterations of any kind to that system together with all parts, attachments and accessories and any patent relating thereto and all other inventions, developments, products, processes, systems, methods, techniques and concepts referred to in the Listing Application, the Feasibility Report, the Business Plan and the Report by XR to XA headed "Project Options and Strategies", and all developments, advances, improvements and alterations of any kind thereto together with all parts, attachments and accessories and any patent relating thereto.

         "ASE" means the Alberta Stock Exchange in Calgary, Alberta, Canada.

         "the 2D to 3D/DDC Upgrades" has the meaning given in clause 1.1.19 of the Consultancy Agreement.

         "the Settlement Loan Debt" has the meaning given by clause 5.4.

         "2D to 3D/DDC Licence Agreement" means the deed of that name executed by AR and XR contemporaneously with this deed.

         "2D to 3D/DDC Deed of Assignment" means the deed of that name executed by AR and XR contemporaneously with this deed.

         "2D to 3D Process" means the process known to the parties as the 2D to 3D conversion process described in the Listing Application as "2D to 3D Film and Video Reprocessing".

         "DDC Process" means the process known to the parties as Dynamic Depth Cueing and described in the Listing Application as "Television Transmission of Reprocessed 3D over 2D TV."

         "the Processes" means both the 2D to 3D Process and the DDC Process.

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         COVENANTS BY XA AND XR

2. XA acknowledges that no call to repay the Reed Loan Debt shall be made unless and until AR is in default of this Deed of Compromise and Release or the Consultancy Agreement, or the Consultancy Agreement is terminated.

3. It is confirmed by XR that within 7 days of receipt by XA of $750,000 from Samsung pursuant to clause 3.1.2 of the Samsung Licence Agreement AR shall receive by way of additional Consultancy Fee $25,000 in one lump sum ("Samsung Success Fee").

4.       XR shall forthwith engage AR as a consultant by the Consultancy
         Agreement.

5.       COVENANTS BY XI

         5.1 XI shall continue to promote AR as the inventor of the Technologies, for the purposes of assisting Xenotech to effectively market the Technologies.

         5.2 XI shall use its best endeavours to raise further capital as a matter of urgency.

         5.3 XI shall use its best endeavours to find a purchaser for such of AR's shares in XI as AR wishes to dispose of.

         5.4 Subject to XI raising sufficient further capital XR shall advance to AR as soon as possible TWENTY FIVE THOUSAND DOLLARS AUSTRALIAN (A$25,000) ("the Settlement Loan Debt") by way of loan repayable out of the Samsung Success Fee and the Upgrade Fees. XR is entitled to withhold payment of sufficient of those fees to extinguish the Reed Loan Debt as well as the Settlement Loan Debt. AR shall pay interest on the Settlement Loan Debt in amounts per annum equal to the fringe benefits tax liability arising for XR by reason of the Settlement Loan Debt such amounts to be capitalised and payable as and when the Settlement Loan Debt principal is repaid.

6.       COVENANTS BY AR

         AR covenants and agrees with Xenotech that:


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         6.1      he shall forthwith execute the Consultancy Agreement and shall immediately hereinafter work pursuant to the Consultancy Agreement and shall comply with all of his obligations arising under the Consultancy Agreement;

         6.2 in the event that he or any partnership or company with which he is associated develops improvements or alterations to the Processes, the beneficial right to the said improvements or alterations is automatically vested in XR and such improvements or alterations shall be disclosed by AR to XR fully documented as part of the 2D to 3D/DDC Upgrades;

         6.3 subject to the provisions of this deed he has no claim whatsoever to the Technologies;

         6.4 XR had full entitlement to grant, and has effectively granted, to XA a licence in terms of the Licence Agreement with respect to all of the Technologies, other than the Processes, and the Intellectual Property Rights in respect of the Intellectual Property underlying the Technologies, except for the Processes, and the definition of "Technology" contained in the Licence Agreement extends to and encompasses each of the Technologies, except for the Processes, and the said Intellectual Property;

         6.5 by the 2D to 3D/DDC Licence Agreement 3 AR grants to XR certain rights with respect to the Processes;

         6.6 by the 2D to 3D/DDC Deed of Assignment AR, subject to the conditions expressed in the 2D to 3D/DDC Deed of Assignment, assigns to XR the entirety of his rights and interest in the Processes;

         6.7 he is indebted to XA in the sum of $24,756 advanced by XA to AR for the purposes of settling a dispute as between AR and Christopher Reed, a former partner of AR, that such loan has been advanced free of interest and is repayable at call and that while XA has agreed on the same terms to advance a further $10,244 to AR as and when required for the purposes of the settlement, XR ceases to be under any obligation to make the further advance upon AR being in



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                  default under this deed or the Consultancy Agreement. The said advances up to a total of $35,000 are referred to as the "Reed Loan Debt" AR shall use his best endeavours to sell shares in XI held by him for the R & D Services Trust the proceeds of which shall be paid by AR to XR to extinguish the Reed Loan Debt;

         6.8 Any person engaged now or in the future by Xenotech, has total liberty and entitlement to disclose to Xenotech all knowledge and information held by that person concerning the Processes and concerning 3D systems generally, insofar as that knowledge and information is relevant to research and development of the Technologies, and this clause enures to the benefit of any such person engaged, as well as Xenotech.

7.       INTELLECTUAL PROPERTY

         7.1 AR covenants and agrees with Xenotech that the right to use the Intellectual Property which underlies the Technologies is, as between Xenotech and AR, and subject to the 2D to 3D/DDC Licence Agreement, owned wholly and solely by Xenotech provided that AR shall be entitled to use such Intellectual Property in the development of products, processes or systems unrelated to the Technologies. AR and Xenotech acknowledge that such rights shall survive termination of the Consultancy Agreement.

         7.2 AR covenants and agrees that all inventions, developments, products, processes, systems, methods, techniques and concepts produced by Xenotech from its use of the said Intellectual Property shall be owned by Xenotech and AR has no claim thereto.

8.       RELEASE BY XENOTECH

         In consideration for the execution by AR of this deed Xenotech fully and finally discharges and releases AR from all claims which it considers it presently may have as against AR in relation to the matters the subject of the Action.

9. Subject to clause 10, this deed may be pleaded in bar to any action or proceeding on any matter the subject of the Action by Xenotech against AR.


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10.      Nothing in clauses 8 and 9 prevents Xenotech from enforcing the terms of this deed.

11.      RELEASE BY AR

         11.1 In consideration for the execution by Xenotech of this deed AR fully and finally discharges and releases Xenotech from all claims which he considers he presently may have as against Xenotech in relation to the matters the subject of the Action.

         11.2 Subject to clause 11.3 this deed may be pleaded in bar to any action or proceeding on any matter the subject of the Action by AR against Xenotech.

         11.3 Nothing in clauses 11.1 and 11.2 prevents AR from enforcing the terms of this deed.

12.      INDEPENDENT ADVICE

         Each of the parties hereto acknowledges and agrees that he and it has taken independent legal advice concerning the substance and effect of this deed and has not relied upon or in any way been induced by any representation made by any party to determine to execute this deed.

13.      UNRELATED INVENTIONS

         Xenotech acknowledges that it has no rights or entitlement with respect to any inventions made by AR unrelated to the Technologies.

14.      STAMP DUTY

         Xenotech shall bear the stamp duty payable on this deed.

15.      COSTS

         The parties hereto shall bear their own costs of the dispute, the Action and the preparation of this deed and shall forthwith execute, and Xenotech shall file, a consent order in the Action to the effect that the Action shall be dismissed with no order as to costs.


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16.      TIME OF THE ESSENCE

         Time shall be of the essence with respect to the terms of this deed.

17.      CONFIDENTIALITY

         The contents of this deed, other than the schedules, are confidential to the parties and except to the extent required by compulsion of law or for the purposes of enforcing this deed may not be disclosed by any party without the prior written consent of each other party.

18.      GOVERNING LAW

         The governing law with respect to construction and enforcement of this deed shall be the law in force in Western Australia and the parties submit to the jurisdiction of the Supreme and Federal Courts of Western Australia and the High Court of Australia.



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EXECUTED AS A DEED



XENOTECH INC

Per
    ----------------------

Per
    ----------------------


THE COMMON SEAL of                                   )
XENOTECH RESEARCH PTY LTD                            )
ACN 060 154 912 was hereunto                         )
affixed by authority of the Directors                )
in the presence of:                                  )

Director:

Director/Secretary:



THE COMMON SEAL of                                   )
XENOTECH AUSTRALIA PTY LTD                           )
ACN 060 154 949 was hereunto affixed                 )
by authority of the Directors in the                 )
presence of:                                         )

Director:

Director/Secretary:



SIGNED BY the said                                   )
ANGUS DUNCAN RICHARDS                                )
in the presence of:                                  )

Witness:

Address:

Occupation:

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